UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2009

Abington Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Pennsylvania	0-52705	20-8613037
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Old York Road, Jenkintown, Pennsylvania	19046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 886-8280

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On August 26, 2009, management and the Board of Directors of Abington Bancorp, Inc. (the “Company”) concluded that its participation interest in each of three shared national credit loans was impaired. The three loans are described below. After taking the impairment charges described herein, the Bank’s regulatory capital will continue to exceed the levels to be “well capitalized”. As of June 30, 2009, the Bank’s regulatory capital levels exceeded the levels to be “well capitalized” by more than $100 million for all capital ratios.

The first of the three shared national credit loans is a working capital credit facility to a national residential developer. The Company has a 4.2% participation interest in this loan with a carrying value of $8.3 million as of July 31, 2009. While all payments on this loan have been made to the Company as scheduled since the loan’s origination, the borrower is under severe financial pressure, does not have adequate cash flow to service its outstanding obligations and will likely pursue a plan to restructure its debt obligations through a bankruptcy proceeding or by other means. Based on recently received information, the Company has determined, in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), to record an impairment charge of approximately $7.3 million with respect to this loan. The impairment charge will be reflected in the Company’s financial statements at and for the period ending September 30, 2009 and the loan will be placed on non-accrual status. The Company understands that the borrower has recently received a non-binding letter of intent to sell substantially all of its assets to a third party. While no assurance can be given that the borrower will be successful in entering into such a sale transaction, if the borrower does enter into a binding agreement on terms that are similar to those in the letter of intent, the Company may recover some of the impairment charges announced herein in future periods.

The second shared national credit loan is a $70.0 million construction loan to a residential development. This development is affiliated with the residential developer which is the borrower in the first impaired loan described above. This second loan, in which the Company has a 7.1% participation interest, had an outstanding balance to the Company of $4.6 million as of July 31, 2009. The loan has been placed on non-accrual status, and we are continuing to review this asset to determine what, if any, impairment charge we will incur for the period ending September 30, 2009. Although we believe that we presently have sufficient collateral securing this loan, it is possible that the developing circumstances surrounding the borrower may require us to take impairment charges with respect to this loan either during the current period or in future periods.

The third shared national credit loan is a real estate acquisition, construction and development loan for a planned unit development. The Company has an 11.8% participation interest in this loan with a carrying value of $3.9 million as of July 31, 2009. This loan, which is not related to or affiliated with the two other shared national credits previously described herein, was placed on non-accrual status and deemed impaired by the Company in June 2009. An additional impairment charge of approximately $947,000 with respect to this loan is expected to be recognized during the period ending September 30, 2009.

No assurance can be given that additional provisions to the Company’s allowance for loan losses will not be required in the future with respect to any of these shared national credit relationships. The Company is continuing to review its construction and commercial loans as well as its other real estate owned and believes that, in light of the continuing financial downturn in the greater Philadelphia market area that the Company operates in and the continued reductions in real estate market values in this area, additional provisions to its allowance for loan losses are possible during the remainder of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABINGTON BANCORP, INC.

Date: September 1, 2009	By: /s/ Robert W. White
Robert W. White
Chairman, President and Chief Executive Officer

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